EXHIBIT 11.1

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


                                              Three months ended                    Nine months ended

                                            September           September          September       September
                                            27, 1997            28, 1996           27, 1997        28, 1996
                                           Primary and         Primary and        Primary and     Primary and
                                          Fully Diluted       Fully Diluted      Fully Diluted   Fully Diluted
                                          -------------       -------------      -------------   -------------
INCOME

Net income                                   $  842,162          $  343,848         $1,155,620      $  493,149

Preferred stock dividends                           ---                 ---                ---             ---
                                          -------------       -------------      -------------   -------------

Net income available to common
stockholders                                 $  842,162          $  343,848         $1,155,620      $  493,149
                                          =============       =============      =============   =============

Primary and Fully Diluted Earnings per
Share:                                       $     0.15          $     0.10         $     0.21      $     0.14
                                          =============       =============      =============   =============

NUMBER OF SHARES

Primary and Fully Diluted Weighted
Average Shares                                5,543,028           3,570,523          5,523,587       3,570,523
                                          =============       =============      =============   =============
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